Exhibit 99.2
ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
     The following unaudited pro forma combined condensed statement of earnings for the year ended December 31, 2005 combines the historical consolidated statements of earnings of Allergan, Inc. (Allergan or the Company) and Inamed Corporation (Inamed) giving effect to the merger as if the merger had occurred on January 1, 2005. The unaudited pro forma combined condensed balance sheet as of December 31, 2005 combines the historical condensed consolidated balance sheet of Allergan and the historical consolidated balance sheet of Inamed giving effect to the merger as if it had occurred on December 31, 2005.
     On March 23, 2006, Allergan completed the acquisition of Inamed, a global healthcare company that develops, manufactures, and markets a diverse line of products, including breast implants, a range of dermal products to correct facial wrinkles and products for the treatment of obesity. The acquisition has been treated as a purchase business combination for accounting purposes, and as such, the Inamed assets acquired and liabilities assumed have been recorded at fair value. The purchase price for the acquisition, including transaction costs, has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes.
     The allocation of purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for Inamed was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Company has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets. Such a valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. The Company believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase price allocation may change if additional information becomes available.
     The unaudited pro forma combined condensed balance sheet does not include liabilities resulting from integration planning and adjustments to the fair value of Inamed’s reported liabilities, as these are not presently estimable.
     Certain reclassifications have been made to conform Inamed’s historical amounts to Allergan’s presentation.
     The unaudited pro forma combined condensed financial statements are provided for informational purposes only. The unaudited pro forma combined condensed financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. Furthermore, no effect has been given in the unaudited pro forma combined condensed statement of earnings for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations. The unaudited pro forma combined condensed financial statements should be read in conjunction with the respective historical financial statements and the notes thereto that Allergan and Inamed have filed with the Securities and Exchange Commission.

ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
For the year ended December 31, 2005
(in millions, except per share amounts)

	Allergan	Inamed	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined

Net sales	$2,319.2	$437.8	$—		$2,757.0

Operating costs and expenses
Cost of sales	399.6	120.8	6.5	(a)	526.9
Selling, general and administrative	913.9	188.4	(27.3)	(a)(b)(c)	1,075.0
Research and development	391.0	38.8	—		429.8
Amortization of acquired identifiable intangible assets	—	5.4	72.7	(d)	78.1
Restructuring charge	43.8	(0.7)	—		43.1

Operating income	570.9	85.1	(51.9)		604.1

Non-operating income (expense)
Interest income	35.4	3.8	(22.4)	(e)	16.8
Interest expense	(12.4)	(1.1)	(45.1)	(f)	(58.6)
Unrealized gain on derivative instruments, net	1.1	—	—		1.1
Gain on investments	0.8	—	—		0.8
Merger expense	—	(91.7)	91.7	(b)	—
Other, net	3.4	3.2	—		6.6

Earnings (loss) before income taxes and minority interest	599.2	(0.7)	(27.7)		570.8

Provision for income taxes	192.4	25.5	(46.2)	(g)	171.7
Minority interest expense	2.9	—	—		2.9

Net earnings (loss)	$403.9	$(26.2)	$18.5		$396.2

Earnings (loss) per share:
Basic	$3.08	$(0.72)		(h)	$2.67

Diluted	$3.01	$(0.72)		(h)	$2.62

Weighted average shares outstanding (in millions):
Basic	131.1	36.3		(h)	148.5
Diluted	134.0	36.3		(h)	151.4

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of December 31, 2005
(in millions)

	Allergan	Inamed	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
ASSETS

Current assets:
Cash and equivalents	$1,296.3	$111.7	$(609.2)	(i)	$739.6
			800.0	(j)
			(800.0)	(j)
			(5.0)	(l)
			(54.2)	(m)
Trade receivables, net	246.1	78.7	—		324.8
Inventories	90.1	63.3	44.7	(k)	198.1
Asset held for sale	—	—	10.0	(n)	10.0
Other current assets	193.1	24.3	(14.1)	(t)(u)	203.3

Total current assets	1,825.6	278.0	(627.8)		1,475.8
Investments and other assets	258.9	1.3	6.0	(m)(w)	266.2
Deferred tax assets	123.2	22.0	(145.2)	(t)	—
Property, plant and equipment, net	494.0	64.4	(1.6)	(v)	556.8
Goodwill	9.0	136.2	1,596.2	(q)	1,741.4
Intangibles, net	139.8	46.5	925.4	(o)	1,111.7
Acquired in-process research and development	—	—	579.3	(p)	—
			(579.3)	(p)

Total assets	$2,850.5	$548.4	$1,753.0		$5,151.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$169.6	$5.0	$(5.0)	(l)	$169.6
Convertible notes, net of discount	520.0	—	—		520.0
Accounts payable	92.3	33.3	—		125.6
Accrued expenses	262.1	40.0	—		302.1
Income taxes	—	0.4	—		0.4

Total current liabilities	1,044.0	78.7	(5.0)		1,117.7
Long-term debt	57.5	—	800.0	(j)	857.5
Deferred tax liabilities	—	—	123.6	(t)	123.6
Other liabilities	181.0	19.4	4.7	(w)	205.1
Commitments and contingencies
Minority interest	1.1	—	—		1.1
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	1.3	0.4	(0.4)	(r)	1.5
			0.2	(s)
Additional paid-in capital	417.7	292.2	(292.2)	(r)	2,276.8
			1,859.1	(s)
Deferred compensation	—	(8.5)	8.5	(r)	—
Accumulated other comprehensive income (loss)	(50.6)	0.4	(0.4)	(r)	(50.6)
Retained earnings	1,305.1	165.8	(165.8)	(r)	725.8
			(579.3)	(p)

	1,673.5	450.3	829.7		2,953.5
Less — treasury stock, at cost	(106.6)	—	—		(106.6)

Total stockholders’ equity	1,566.9	450.3	829.7		2,846.9

Total liabilities and stockholders’equity	$2,850.5	$548.4	$1,753.0		$5,151.9

Pro forma common shares outstanding (x)					150.2

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS
Note 1   Basis of Presentation
     On March 23, 2006, Allergan completed the acquisition of all of the outstanding capital stock of Inamed. The acquisition was completed pursuant to an agreement and plan of merger, dated as of December 20, 2005 and subsequently amended as of March 11, 2006, by and among Allergan, its wholly-owned Delaware subsidiary Banner Acquisition, Inc. (“Banner”), and Inamed (the “Merger Agreement”). The acquisition was accomplished through an exchange offer made by Banner to exchange all outstanding Inamed shares for either $84.00 in cash per Inamed share or 0.8498 of a share of Allergan common stock per Inamed share, subject to proration so that 45% of the aggregate Inamed shares tendered were exchanged for cash and 55% of the aggregate Inamed shares tendered were exchanged for shares of Allergan common stock. In the exchange offer, Allergan paid approximately $1.31 billion in cash and issued 16,194,051 shares of common stock for Banner to acquire approximately 93.86 percent of Inamed’s outstanding common stock. Following the exchange offer, the remaining outstanding shares of Inamed common stock were acquired for approximately $81.7 million in cash and 1,010,576 shares of Allergan common stock through the merger of Banner with and into Inamed in a merger (the “Inamed Merger”) in which Inamed survived as Allergan’s wholly-owned subsidiary. As a final step in the plan of reorganization, as contemplated by the Merger Agreement, Allergan is planning to merge Inamed into Inamed, LLC, a wholly-owned subsidiary of Allergan, with Inamed, LLC surviving the merger.
     The consideration paid in the Inamed Merger does not include shares of Allergan common stock and cash that were paid to former Inamed option holders for outstanding options to purchase shares of Inamed common stock, which were cancelled in the Inamed Merger and converted into the right to receive an amount of cash equal to 45% of the “in the money” value of the option and a number of shares of Allergan common stock with a value equal to 55% of the “in the money” value of the option. Subsequent to the Inamed Merger, Allergan issued 237,066 shares of common stock and paid $17.9 million in cash to satisfy its obligations to the Inamed option holders. The fair value of these shares of Allergan common stock and cash paid to option holders of Inamed common stock were included in the calculation of the purchase price.
     The value of the shares of Allergan common stock used in determining the purchase price was $106.60 per share, based on the closing price of Allergan common stock on December 20, 2005, the date of the Merger Agreement.
     The initial offer made by Banner to exchange any or all shares of Inamed common stock for cash or Allergan common stock was made subsequent to the execution of a merger agreement by and among Inamed and Medicis Pharmaceutical Corporation (Medicis). As of the date of Banner’s initial offer, the proposed merger with Medicis had not been completed. On December 13, 2005 Inamed and Medicis each announced the termination of the Medicis merger agreement pursuant to a Merger Termination Agreement. In accordance with the terms of the Merger Termination Agreement, Inamed paid Medicis $90.0 million.
     The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for the Inamed acquisition was allocated to tangible and intangible assets acquired and liabilities assumed based on their preliminary estimated fair values at the acquisition date. Allergan has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets. Such a valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Allergan believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase price allocation may change if additional information becomes available.

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS (Continued)
     The Inamed acquisition has been treated as a purchase business combination for accounting purposes, and as such, the Inamed assets acquired and liabilities assumed have been recorded at fair value. The purchase price for the Inamed acquisition, including transaction costs, has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. Allergan expects that all such goodwill will not be deductible for tax purposes.
     The amount allocated to acquired in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the date of the closing of the Inamed Merger, have not reached technological feasibility and have no alternative future use. The values of the research projects were determined based on analyses using cash flows to be generated by the products that result from the in-process projects. These cash flows were estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. These cash flows were substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. For purposes of the unaudited pro forma combined condensed balance sheet as of December 31, 2005, $579.3 million of the total purchase price has been allocated to acquired in-process research and development, which includes the estimated value of Inamed’s silicone gel filled breast implant technology for use in the United States ($405.8 million), Juvederm, a non-animal based, cross-linked hyaluranic-acid dermal filler technology for use in the United States ($41.2 million) and Inamed’s BioEnterics Intragastric Balloon (BIB®) technology for use primarily in the United States ($132.3 million). The amounts allocated to in-process research and development will be charged to the statement of earnings in the period the acquisition is consummated.
     In connection with this transaction, Allergan divested Inamed’s exclusive United States sales rights of Reloxin, a botulinum toxin Type A product that has not yet been approved for sale in the United States. Accordingly, the estimated fair value of Reloxin has been capitalized and is reflected as an Asset Held for Sale on the unaudited pro forma combined condensed balance sheet.
     The purchase price of the acquisition is approximately $3.3 billion estimated as follows (in millions):

Fair value of Allergan shares issued	$1,859.3
Cash consideration	1,409.3
Transaction costs	48.4

$3,317.0

     The allocation of the purchase price as of December 31, 2005 is summarized below (in millions):

Current assets	$322.3
Property, plant & equipment	62.8
In-process research and development	579.3
Assets held for sale	10.0
Identifiable intangible assets	971.9
Goodwill	1,732.4
Other non-current assets, primarily deferred tax assets	23.5
Current liabilities	(78.7)
Deferred tax liabilities	(282.4)
Other non-current liabilities	(24.1)

$3,317.0

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS (Continued)
     The value of the shares of Allergan common stock used in determining the purchase price was $106.60 per share, based on the closing price of Allergan common stock on December 20, 2005, the date of the Merger Agreement.
     Allergan funded part of the cash portion of the purchase price by borrowing $825 million under a bridge credit facility. In April 2006 Allergan issued $800 million in 5.75% Senior Notes due 2016 and used the proceeds from this issuance to repay the borrowings under the bridge credit facility. For purposes of the unaudited pro forma combined condensed financial statements, the Senior Notes were assumed to have been issued on the date the Inamed Merger was completed and no borrowings were assumed under the bridge credit facility.
Note 2   Pro Forma Adjustments
Pro Forma Statement of Earnings Adjustments
(a)	To reclassify Inamed product warranty costs of $6.5 million from Selling, General and Administrative expense to Cost of Sales to conform to Allergan’s presentation.

(b)	To eliminate $110.4 million in costs related to the Medicis merger transaction that will not have an ongoing impact on the combined operations consisting of $18.7 million of Selling, General and Administrative expense and $91.7 million of Merger Expense. The elimination of these costs will not be tax affected for pro forma purposes as they are capitalizable under current tax regulations.

(c)	Reflects reduction of $0.6 million and $1.5 million in Selling, General and Administrative expenses related to the amortization of fair value adjustments to Inamed lease contracts and fixed assets, respectively.

(d)	Reflects amortization of $78.1 million for identified intangible assets based on the estimated fair values assigned to these assets at the date of acquisition and estimated useful lives of 15 years, 3 years, 5 years and 16 years for developed technology, customer relationships, trademarks and core technology, respectively, and the elimination of historical Inamed intangible amortization of $5.4 million.

(e)	Reflects lower interest income due to the use of $680.4 million of Allergan cash and equivalents to finance a part of the cash portion of the Inamed Merger consideration, transaction costs and retirement of Inamed’s notes payable balance and assumes an interest rate based on Allergan’s historical average interest rate earned on cash of 3.30% for the year ended December 31, 2005.

(f)	Reflects higher interest expense and amortization of debt issuance costs related to the issuance of $800 million of Senior Notes at an effective interest rate of 5.70% to finance a part of the cash portion of the Inamed Merger consideration and transaction costs.

(g)	Represents the income tax effect of all unaudited pro forma combined condensed statement of earnings adjustments using an estimated effective tax rate of 28.0% for adjustments to the fair value of Inamed’s net assets and an estimated combined United States federal and state statutory rate of 39.0% applied to the interest income and expense adjustments.

(h)	Pro forma basic earnings per share is calculated by dividing the pro forma combined net earnings by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net earnings by the pro forma weighted average shares outstanding and dilutive potential weighted average shares outstanding. A reconciliation of the shares used to calculate Allergan’s historical basic and diluted earnings per share to shares used to calculate the pro forma basic and diluted earnings per share follows (in millions):

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS (Continued)

	Basic	Diluted
Shares used to calculate Allergan’s historical earnings per share	131.1	134.0
Shares issued in connection with the acquisition of Inamed	17.4	17.4

Shares used to calculate pro forma earnings per share	148.5	151.4

Pro Forma Balance Sheet Adjustments
(i)	Reflects the use of Allergan cash and equivalents to finance a part of the cash portion of the Inamed Merger consideration.

(j)	Reflects the receipt and use of proceeds from the issuance of Senior Notes to finance a part of the cash portion of the Inamed Merger consideration and transaction costs.

(k)	Reflects adjustment of the historical Inamed inventories to estimated fair value. Because this adjustment is directly attributed to the transaction and will not have an ongoing impact, it is not reflected in the unaudited pro forma combined condensed statement of earnings. However, this inventory adjustment will impact Cost of Sales subsequent to the consummation of the transaction.

(l)	Reflects the use of cash and equivalents to retire Inamed’s notes payable balance.

(m)	Reflects the use of cash and equivalents to pay transaction costs of $48.4 million and debt issuance costs of $5.8 million. Transaction costs consist primarily of investment banker fees, legal and professional fees and severance costs.

(n)	Reflects the portion of the purchase price allocated to Inamed’s exclusive sales rights of Reloxin, a botulinum toxin Type A product that had not been approved for sale in the United States at the time the Inamed Merger was completed, which was divested by Allergan immediately after the completion of the Inamed Merger.

(o)	Reflects the portion of the purchase price allocated to acquired intangible assets, including developed technology of $796.4 million, customer relationships of $42.3 million, core technology of $113.3 million and trademarks of $19.9 million, less Inamed’s historical net intangible assets of $46.5 million.

(p)	Reflects the portion of the purchase price allocated to acquired in-process research and development projects that, as of the closing date of the Inamed Merger, will not have reached technical feasibility and have no alternative future use. The preliminary estimate of the fair value of acquired in-process research and development is $579.3 million. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited pro forma combined condensed statement of earnings. However, this item will be recorded as an expense in the period that the acquisition is completed.

(q)	The adjustment to goodwill reflects the elimination of historical Inamed goodwill of $136.2 million and the addition of goodwill from the purchase price allocation of $1,732.4 million.

(r)	Reflects the elimination of historical Inamed stockholders’ equity.

(s)	Reflects the fair value of Allergan common stock issued to finance a portion of the Inamed Merger consideration and transaction costs.

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS (Continued)
(t)	Reflects a deferred income tax liability of $282.4 million related to purchase price basis adjustments at an estimated effective tax rate of 28.0%, and a related reclassification of $13.6 million and $145.2 million of Allergan and Inamed historical current and long-term deferred tax assets, respectively, against this amount.

(u)	Reflects the write-off of $0.5 million deferred loan fees related to Inamed’s note payable.

(v)	Reflects the adjustment of historical Inamed fixed assets to fair value.

(w)	Reflects the addition of $0.2 million in lease assets and $4.7 million in lease liabilities to adjust the historical Inamed lease contracts to fair value.

(x)	The pro forma common shares outstanding, net of 1.4 million shares of common stock held in treasury, as of December 31, 2005 is calculated as follows (in millions):

Historical Allergan common shares outstanding as of December 31, 2005	132.8
Shares issued in connection with the acquisition of Inamed	17.4

Pro forma common shares outstanding as of December 31, 2005	150.2